Exhibit 10.2

                              EMPLOYMENT AGREEMENT


                   THIS EMPLOYMENT AGREEMENT, made and entered into as of the 23rd day of May, 1996, by and between SHOWPOWER, INC., a California corporation (hereinafter the "Employer" or "Company"), John J. Campion (hereinafter the "Executive") and Modular Energy Systems (Ireland), Ltd. an Irish corporation ("MESL") controlled by Executive.

                   1. Employment. The Employer hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

                   2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date of execution hereof and continue for a term of five (5) consecutive years.

                   3. Duties. Executive shall perform such duties and responsibilities as may be assigned from time to time by the Board of Directors, as President of the Employer. Executive shall also be responsible for and perform any duties described on Exhibit "A," attached hereto.

                   4. Compensation and Benefits. For services rendered by the Executive under this Agreement, the Executive shall receive a base salary and an incentive salary, if any, as set forth on Exhibit "B," attached hereto. Executive shall also receive all benefits including pension, group insurance and participation plans which the Employer's Board of Directors may adopt from time to time and make available to Employer's employees generally, and any other benefits listed on Exhibit "B." Such salaries and benefits will be reviewed annually, and an increase or bonus may be granted in the sole discretion of the Employer's Board of Directors.

                   5. Equity interest.

                   a. Grant of Equity Interest. For so long as he shall remain an employee of Employer, Executive is hereby granted an option to purchase shares equal to seven and sixty-four hundredths percent (7.64%) of Employer, if such option is exercised prior to the sale of equity in the Company to J. Stone, or five and three hundredths percent (5.03%) if exercised after the sale of such equity for $100.00 at any time. Executive agrees to execute the Shareholders' Agreement of all the Shareholders of Employer. Such interest shall be purchased equally from all shareholders, and shall be personal to Executive and may not be assigned or transferred, except that Executive may assign and/or transfer his interest to his spouse, provided that such spouse executes the Shareholders' Agreement, and agrees to all the terms and conditions of this Agreement, including Employer's right of repurchase of such interest. If at any time Executive becomes eligible to hold shares in a Sub-S corporation, the shares shall be automatically transferred to Executive. In addition, Executive's spouse agrees to execute a restrictive transfer agreement acceptable to Employer. If at the time Executive exercises his option to acquire such shares, Executive does not qualify as a shareholder of an S corporation, Executive shall either take such steps as may be necessary to so qualify, or cooperate in the formation of a new entity which has substantially the same tax treatment as an S corporation.

                   b. Employer's Right of Repurchase. Upon the termination of Executive's employment hereunder for any reason, Employer shall have the right, upon sixty days written notice to Executive, to purchase the equity interest of Executive, for a price equal to its fair market value, as determined by an independent M.A.I. certified appraiser, provided however, that in the event the Executive voluntarily resigns from his position in the Employer, the Employer shall be obligated solely to pay to Executive the amount that Executive has paid for such stock. If Employer and Executive are unable to jointly designate such appraiser within sixty days following Employer's notice, then each of Employer and Consultant shall designate an independent M.A.I. certified appraiser, and the two appraisers so designated shall jointly select a third independent M.A.I. certified appraiser, whose valuation shall be binding on the parties. If the two appraisers so designated shall be unable to agree on the designation of the third appraiser, within sixty days following the appointment of the later of the two, or if such third appraiser shall not submit his or her valuation within ninety days following his or her appointment, then the valuation shall be determined in a binding arbitration conducted by the American Arbitration Association in Los Angeles, California, according to the expedited rules of such Association. The closing of the purchase shall take place within thirty days following the determination of value, and the purchase price shall be payable 25% at closing, and the balance by a promissory note (bearing interest at 10% per annum), payable in three equal annual installments. The costs for such appraisal shall be borne equally by the Employer and the Executive.

                   6. Accounting terms. For each of the following terms, the figures used shall be that utilized by the Employer financial in the normal course of business consistently applied from year to year, and, if applicable, in accordance with the audit procedures utilized by Employer's certified public accounting firm.

                   7. Indemnification of Employer. Executive indemnifies Employer against any liability relating to U.S. immigration and tax laws, and he represents and warrants that he is authorized to enter into and perform this Agreement under all applicable laws and regulations. Executive covenants to file all necessary returns, and pay all taxes, that may become due under state or federal law, arising out of this Agreement and their relationship with Employer.

                   8. Business Expenses. Executive will be entitled to prompt reimbursement of ordinary and necessary business expenses incurred by the Executive in performing the services hereunder, including all reasonable travel and living expenses while away from home on business or at the request of and in the service of Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures for Employer, as may be modified from time to time by the Board of Directors.

                   9. Inventions. In consideration of the sum of $65,995.48, receipt of which is hereby acknowledged, MESL and Executive hereby assign to Employer all discoveries, inventions, improvements and developments made or conceived by them, alone or in collaboration with others, during and prior to his employment, whether or not during regular working hours, and relating to any methods, apparatus, products or components thereof, which, prior to the termination of this Agreement are manufactured, sold, leased, used, or under development by or pertain to the business of Employer, including those inventions described on Exhibit "A" attached hereto and incorporated hereby. All such items are works for hire and shall upon execution hereof become and remain the property of Employer, its successors and assigns. MESL and Executive will disclose promptly in writing to Employer all such discoveries, inventions, improvements and developments and, at the request of Employers and without expense to Employer, MESL and Executive will make, execute, and deliver all application papers, assignments or instruments, and perform or cause to be performed such other lawful acts, as Employer may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents, re-issues, and extensions thereof, and, assist and cooperate with Employer or its representative in any controversy or legal proceedings relating to such discoveries, inventions, improvements and developments, or to the patents which may be procured thereon. Executive and MESL hereby forever assign to Employer all the right, title and interest to all inventions previously invented by Executive, MESL or MES, including those included on Exhibit "A" attached hereto. Modular Energy Systems, Inc., a California corporation, is executing this Agreement to evidence its intention to be bound by each of the provisions of this Agreement relating to inventions and Employer's rights with respect thereto. As additional consideration to Employer, Executive shall cause MESL shall conduct research and development services that may be requested by Employer from time to time during the term of this Agreement. The obligations of Executive and MESL shall survive any termination of this Agreement.

                   10. Termination. This Agreement may be terminated prior to the scheduled expiration of its term as follows:

                   a. The Employer may terminate this Employment Agreement at any time with good cause, whereupon all compensation to Executive shall cease upon the effective date of termination. As used in this Paragraph 5, the term "good cause" shall include, without limitation, incompetency, neglect of duty, dishonesty, breach of any provision of this Agreement, any other conduct which is contrary to the faithful and diligent performance of Executive's duties, or Executive's failure to adequately perform any duties reasonably assigned to Executive, and specifically shall include (i) dishonesty by Executive detrimental to the best interests of Employer or any of its affiliates, (ii) continuing inattention to or neglect of the duties to be performed by Executive, (iii) willful disloyalty of

          Executive to Employer, (iv) the death of Executive, (v) participation by Executive in any fraud, (vi) the imparting of any material confidential information by Executive in violation of this Agreement, or (vii) any other material violation of this Agreement by Executive, provided however, that no finding of good cause shall result from the Executive's prudent exercise of his business judgement in the performance of his duties hereunder.

                   b. The Employer may terminate this Employment Agreement at any time without cause, provided however, if Employer wishes to continue to enforce the covenant not to compete contained in the Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit "C", Employer shall be required to continue to pay the Executive his base compensation as provided herein commencing with the date of termination and continuing for the term of the Non-Solicitation and Non-Competition Agreement.

                   c. Upon the express written agreement of the parties.

                   11. Disclosure of information and Restrictive Covenants. It is noted by the parties hereto that in the regular performance of the duties encompassed by this Agreement, Executive will become familiar with and have access to Employer's business methods and operation, its clients, customer lists and accounts and its trade secrets and other confidential information (collectively the "Information"). Therefore, as part of the consideration to Employer for entering into this Agreement, the Executive hereby covenants and agrees:

                   a. That Executive shall hold the Information in strictest confidence and shall not disclose to any person, firm or company, the Information, or any part thereof, except where authorized by the Employer, and shall not use the Information, or any part thereof, in any way which shall be detrimental to the Employer, it being understood that the Executive shall not use any such information for Executive's own benefit or the benefit of any other party, firm or company.

                   b. That the relationship between the Executive and the accounts, customers and clients of Employer results in a unique and special situation whereby the Executive is placed in a position to either further the business of the Employer or to deleteriously affect such business and, accordingly, during the term of this Agreement and for a period of thirty-six (36) months after the expiration or termination of this Agreement, (i) the Executive shall not, in any way or for any reason, encourage any customer, client or account of Employer to sever or alter the relationship of such customer, client or account with Employer; (ii) Executive shall not aid anyone else to take or secure from Employer, its customers, clients or accounts;
          (iii) directly or indirectly solicit, take away, divert, interfere or conduct business with any account or customer of Employer with respect to services or products which are competitive with those of the Employer; or (iv) directly or indirectly, alone or with any third party, solicit, hire or retain any person employed by the Employer (or any person under contract as an independent contractor).

                   c. That Executive shall, concurrent with the execution of this Agreement, execute and be bound by the terms of a Non-Solicitation and Non-Competition Agreement, in form substantially as attached hereto as Exhibit "C", with such modifications thereto as Employer may elect.

                   12. Extent of Services. The Executive shall devote his or her entire time, attention and energies to the business of the Employer or to such other business as the Employer shall designate. The Executive shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, except as otherwise specifically approved in writing by the Board of Directors of Employer. In no event shall the Executive be prevented from investing his or her assets in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made.

                   13. Employer's Employment Policies. Executive's employment hereunder shall be subject to and governed by such employment practices and policies as Employer may adopt at any time or from time to time.

                   14. Remedies. The remedies provided herein shall be deemed cumulative, and the exercise of one shall not preclude the exercise of any other remedy based upon any particular occurrence or contingency, nor shall the specification of remedies herein exclude any rights or remedies at law or in equity which may be available hereto, including any rights to damages or injunctive relief. Executive acknowledges and agrees that the remedy at law for breach of this Agreement, including the provisions under paragraph 6 above, is inadequate because a breach would result in irreparable harm and damage to Employer which cannot be adequately compensated by a monetary award, and the covenants and restrictions contained in this Agreement are reasonable as to scope and duration, and necessary, fundamental and required for the protection of Employer's business. Accordingly, Executive agrees that Employer shall be entitled to an ex parte temporary restraining order and preliminary injunction for breach of this Agreement or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin Executive from breaching any such covenant or restriction or to specifically enforce this Agreement, and Employer shall not be required to post any bond.

                   15. Executive's Restrictions. Executive represents and warrants to Employer that there are no existing agreements or covenants whatsoever which would inhibit or prevent Executive from entering into and performing this Agreement and working for Employer.

                   16. Miscellaneous.

                   a. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail to Executive's residence in the case of the Executive, or to its principal office in the case of the Employer.

                   b. The waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

                   c. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement may not be assigned by Executive.

                   d. Employer shall be the owner of all discoveries, concepts, ideas, processes, methods, formulas, techniques, trademarks, trade names, copyrights, patents, improvements and know-how developed, produced or conceived by Executive (either solely or jointly with other persons) during the initial term and any renewal terms of this Agreement, regardless of whether the same arise during the hours of Executive's employment or with the use of Employer's facilities, materials or personnel. Executive agrees, upon request, to execute any and all documents necessary or desirable to evidence Employer's ownership of any of such property or rights and to deliver copies of any related items to Employer. All properties and rights of Employer described in this subparagraph 11d. shall be deemed to be within the scope of the restrictions of Paragraph 6 of this Agreement.

                   e. This Agreement contains the entire agreement of the parties, and all other agreements, understandings, contracts, whether written or oral, are null and void and of no force and effect, provided, however, that the parties may also execute an agreement of non-solicitation governing some of the matters set forth in Paragraph 6, in which case all of such terms are incorporated herein. This Agreement may not be changed orally but only by an agreement in writing signed by, respectively, Mr. Campion and, in the case of binding the Corporation, an executed board resolution, against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Except for a deferred bonus from 1995, the outstanding balance of which, as of the date hereof , is $53,000.00, Executive is not owed any other monies or thing by Employer, and Employer has no other liability to Executive, except as specifically provided herein.

                   f. In the event that any section, paragraph, sentence, clause or phrase of this Agreement shall be declared invalid for any reason, such invalidity shall not thereby affect the remainder of said agreement.

                   g. This Agreement is to be governed by and construed under the laws of the state of California, and the venue for such dispute shall be in Los Angeles, California.

                   IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first above written.

                                            Employer:

                                            SHOWPOWER, INC., a California
Attest:                                     corporation, Employer

 /s/ Stephen R. Bernstein                   By:  /s/ Jeffrey B. Stone
-----------------------------                    ----------------------------
Secretary                                        Chairman of the Board

                                            Executive:

                                                 /s/ John J. Campion
                                                 ----------------------------


                                            MESL

                                            By:   /s/ John J. Campion
                                                  ---------------------------
                                            Its:  Authorized Representative
                                                  ---------------------------

                                   EXHIBIT "A"

                           ADDITIONAL SPECIFIC DUTIES

                   Executive shall be employed as the Chief Executive Officer of the Employer. His duties shall include primary responsibility for the marketing, administration, financing, strategic planning, capital expenditures and human resource management of Employer. It is specifically agreed however, that the Board of Directors may, at any time, with respect to the title of President, and the performance of administration, financing and human resource management ("Excepted Duties") of the Employer, relieve Executive of his title as President and his responsibilities for the Excepted Duties and delegate such title and the Excepted Duties to other employees of Employer, or to such persons as the Board of Directors may otherwise elect, provided however, that (a) James C. Button, shall not, under any circumstances be named as President and (b) Executive shall be required to report only to the Board of Directors, or its duly authorized representative. A delegation shall not in an way be deemed a breach by Employer under this Employment Agreement.

                                   EXHIBIT "B"

                        COMPENSATION AND BENEFITS PACKAGE


Base Salary:             $200,000 per year, payable in twenty six equal
                         installments on every other Wednesday, provided however, that upon the payment by Employer of all existing shareholder debt, including any additional shareholder debt incurred during the term of the agreement, Executive's base salary shall become
                         $240,000 per annum.

Incentive Compensation:  Executive shall be entitled to receive additional compensation each year equal to six and sixty-seven hundredths (6.67%) percent of the "Free Cash Flow" of the Employer. For purposes of this Agreement, Free Cash Flow shall mean the amount equal to Employer's EBITDA (as defined in accordance with generally accepted accounting principals GAAP) in any fiscal year, minus the sum of amounts paid for (i) principal repayments,
                         (ii) interest expense, (iii) capital lease payments and
                         (iv) the cash portion of capital investments, excluding investments funded with proceeds of any offerings of the equity securities of the Employer.

Automobile:              Employer shall provide Executive with an automobile of
                         his choosing and shall reimburse Executive for the cost of reasonable and proper maintenance and insurance expenses for such automobile, provided however, that such reimbursement shall not exceed $2,500 per month.

Other Benefits:

                   a. Life Insurance. Employee shall be eligible to participate in the Employer's Group Life Insurance Plan, which provides a life insurance policy with a death benefit of ten times base compensation. The value of the insurance premium will be reported as taxable compensation to Employee. The separate key man policy in the amount of $2 million on the Executive's life shall be for the benefit the Employer.

                   b. 401 (K) Plan. Employee shall be eligible to participate in Employer's 401 (K) Plan, which provides that all contributions by Employee up to the first six percent (6%) of base compensation shall be matched by Employer at the rate of fifty cents for each Employee dollar contributed. The vesting period under such plan shall commence as of the first date of Employee's employment with the Company.

                   c. Health insurance. Employee shall be eligible to participate in Employer's group health insurance plans which provides for medical and dental coverages.

                                   EXHIBIT "C"

                 NON-SOLICITATION and NON-COMPETITION AGREEMENT


                    THIS NON-SOLICITATION and NON-COMPETITION AGREEMENT is entered into as of this 23rd day of May 1996, between John J. Campion ("Executive") and SHOWPOWER, INC., a corporation organized and existing under the laws of the state of California (hereinafter called "Employer" or "Company"), and is made with reference to the following facts:

                   A. Employer is engaged in the business of providing temporary electrical power and/or heating, ventilation and air conditioning and cooling ("HVAC") and related services for private, public and spectator events, power generation and HVAC and distribution equipment for such events and related engineering, design and consulting services on an international basis and enjoys a fine international reputation, which could be irreparably damaged should Employee compete with Employer in violation of this Non-Solicitation Agreement; and

                   B. Employer conducts its sales, marketing, services and promotion on a worldwide basis and, accordingly, the geographic scope of this Non-Solicitation Agreement shall be all states of the United States and all countries of the world (the "Territory"); and

                   C. Executive is presently employed by Employer, and through such employment relationship has been and will be provided with information concerning Employer's business and shall receive training in such business and will continue to come in contact with Employer's customers throughout the duration of the employment relationship.

                   D. Employer and Executive recognize that Employer's business methods, operations and information and its relationship with its customers, clients and accounts are confidential and proprietary having been developed at considerable time and expense to Employer.

                   NOW, THEREFORE, in consideration of and mutually in reliance on the premises, representations, covenants, undertakings and agreements herein set forth, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                   17. Non-Solicitation. During the three (3) year period beginning with the date of termination of Executive's employment with Employer or any of its subsidiaries or affiliates, Executive shall not for any reason, either directly or indirectly, (a) make known to any person, firm or corporation, the names and addresses of any of Employer's clients or any other information pertaining to them; (b) call on, solicit, take away, or attempt to call on, solicit or take away, any of Employer's clients on whom Executive called or with whom Executive became acquainted during Executive's employment with Employer or induce any such client to patronize any competitor of Employer, either on Executive's behalf or that of another person, firm or corporation or (c) call on, solicit, take away, or attempt to call on, solicit, or take away, any of Employer's Executives, consultants and independent contractors with whom Executive became acquainted during Executive's employment with Employer or induce any such employee, consultant or independent contractor to become an employee, consultant or independent contractor to any competitor of Employer, either on Executive's behalf or that of another person, firm or corporation. The foregoing is not intended to restrict Executive's right to call on persons in connection with matters that are exclusively personal or social.

                   18. Covenant Not to Compete. To accord to Company the full value of the Executive's time and as a material inducement to Company to enter into and perform the transactions contemplated by the Employment Agreement and this Covenant Not to Compete and by Purchaser to enter into and perform the transactions contemplated by the Stock Purchase Agreement, as such terms are defined in that certain Stock Purchase Agreement dated May 23, 1996 between Company and Purchaser, except as otherwise provided hereinbelow, during the three (3) year period beginning with the date of termination of Employee's employment with Employer or any of its subsidiaries or affiliates, Executive shall not for any reason engage or become interested, own, purchase, organize or take preparatory steps for the organization of, build, finance, acquire, lease, operate, manage, or invest in any business or permit his name or any part thereof to be used or employed in connection with any business in competition with or otherwise similar to Company's Business (as defined below), directly or indirectly (as legal or beneficial owner, stockholder, partner, director, officer, Executive, consultant, manager, agent or associate, or otherwise), anywhere in the Territory, except that Executive may hold, as a passive investor only, not more than five percent (5%) of the outstanding securities of any class of any publicly held company engaged in such business or related business.

                   19. Employer's Business. For purposes of this Non-Solicitation Agreement, the parties agree that Employer's Business is a full service company which provides and/or operates temporary electric power supply, service personnel, chillers, air handlers, heaters, mobile generators and distribution equipment to provide temporary electrical power and distribution and/or heating, air conditioning and cooling and ventilation services and equipment for a variety of functions, throughout the United States and overseas on an international basis, and the provision of engineering, design and consulting services related to such equipment and of or in connection with:

                   19.1 Clients engaged in the trade show, event, motion picture, television, product launch, entertainment and music industries, including by way of example but not limited to: broadcast and cable television companies; record companies; production companies; live stage shows for paying audiences;

                   19.2 Live sporting events, automobile rallies and races; product launches, trade shows and exhibitions; amateur athletic events; all video/satellite broadcast companies; corporate and industrial theatre;

                   19.3 Any musical event where a "musical term" is included in the name of the event. As used herein, "musical term" shall included by way of example, but not by way of limitation: jazz; punk; rock; and roll; country music; rap music; gospel music; and Christian music;

                   19.4 Any event which takes place in a temporary structure and for which either temporary electrical power or environmental controls are utilized; and

                   19.5 All existing, prospective and former customers of Employer in the businesses and industries described above; "Prospective customers" are limited to those industries and businesses described above.

                   20. Information Use. Executive shall use the information and training provided by Employer as governed by this Non-Solicitation Agreement during the employment relationship with Employer only for the purposes of carrying out and completing the obligations of Executive's position, and shall not use such information or training for any other purpose. Executive agrees that, during the term of Executive's employment with Employer, Executive shall refer any inquiries and prospects exclusively to Employer. In addition, Executive shall comment favorably regarding Employer and Employer's conduct of Employer's Business if asked by any third party.

                   21. Confidentiality.

                   21.1 Executive will hold in strictest confidence, not disclose to any person, firm or corporation, and not exploit or use, without the express authorization of an officer of Employer, the nature of Executive's duties and responsibilities on behalf of Employer, any information, process, development or experimental work, work in process, client list, pricing policy and financial data, or any other secret or confidential matter relating to the sales or business of Employer or its affiliates or subsidiaries.

                   21.2 Executive acknowledges and agrees that the names, addresses, preferences and all documentation of Employer, whether prepared by Executive or otherwise, relating to identity, preferences, purchasing patterns, modes of operation, program designs and sales and contact details of Employer's clients, and the identity of any and all suppliers of goods or services, forwarding agents, referral sources constitute trade secrets of Employer; and that the sale or unauthorized use or disclosure of any of Employer's trade secrets obtained by Executive during Executive's employment with Employer shall constitute unfair competition and a violation of applicable state law. Employer competes and will compete in the marketplace by virtue of its ability to formulate and maintain secrecy of the information described herein. Executive shall not, in any way, infringe upon this secrecy by engaging in unfair competition with Employer.

                   21.3 All records of the accounts of clients, route books, itineraries, costing sheets, prices, schedules, other documentation, computer hardware and software, and any other records and books relating in any manner whatsoever to the clients of Employer, whether prepared by Executive or otherwise, and whether situated inside or outside the offices of Employer, shall be the exclusive property of Employer, regardless of who actually purchased, prepared, entered, or in any manner worked on the original document and/or record.

                   21.4 All obligations of Executive under this Section 4 shall survive for an indefinite period following the execution and delivery, and any termination, of this Non-Solicitation Agreement. The trade secrets and information referred to in this Non-Solicitation Agreement gravely affect the effective and successful conduct of Employer's business and its good will, and any breach of this Section 4 is a material breach.

                   22. Remedies. The parties to this Non-Solicitation Agreement acknowledge and agree that (a) the remedy at law for a breach of this Non-Solicitation Agreement is inadequate because a breach would result in irreparable harm and damage to Employer which cannot be adequately compensated by a monetary award, and (b) the covenants and restrictions contained in this Non-Solicitation Agreement are reasonable as to scope and duration and necessary, fundamental and required for the protection of Employer's Business. Accordingly, Executive agrees that Employer shall be entitled to an ex parte temporary restraining order and preliminary injunction for breach of this Non-Solicitation Agreement, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin Executive from breaching any such covenant or restriction or to specifically enforce this Non-Solicitation Agreement, and Employer shall not be required to post any bond. Further, Executive agrees that Employer's right to equitable relief hereunder is in addition to any other relief or remedy to which Employer is entitled at law and in equity.

                   23. Successors and Assigns. This Non-Solicitation Agreement and the respective rights and obligations of the parties hereunder shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective parent, affiliate and subsidiary corporations, successors (including but not limited to, any successor in interest to all or substantially all of the asset of Employer's Business), heirs, assigns and legal and personal representatives; it being understood that Employer may freely assign its rights hereunder to any corporation, entity, business or person into which or with which Employer shall merge, combine, affiliate or consolidate, or which controls, is controlled by or is under common control with Employer. Notwithstanding the above, however, Executive may not assign any rights, nor delegate any duties under, this Non-Solicitation Agreement.

                   24. Severability. The covenants and other provisions contained herein shall cover the activities of Executive in every part of the Territory; and such covenants shall be construed as if each covenant is divided into separate and distinct covenants in respect of

Employer's Business, each capacity in which Executive is prohibited from soliciting, each portion of the Term and each part of the Territory. Each such covenant shall constitute separate and several covenants distinct from all other such covenants. Each of the parties hereto recognizes that the territorial restrictions contained in this Non-Solicitation Agreement are properly required for adequate protection of Employer's Business and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory, the Term or any other provision of this Non-Solicitation Agreement, such covenant shall not be affected with respect to any other part of the Territory or with respect to any other jurisdiction, and each of the parties hereto agrees and submits to the reduction of said territorial restriction to such an area, to the Term as said court or tribunal shall deem reasonable.

                   25. Notices. All notices hereunder to the parties hereto shall be in writing and sent by certified or registered mail, and by air mail if mailed to an addressee outside of the continental United States, return receipt requested, postage prepaid, or by telegraph or telex, addressed to the respective parties, in the case of Executive, to Executive's last known residential address as reflected in the records of Employer; and if to Employer, to the principal business office of Employer.

                   Any party may by written notice complying with the requirements of this Section specify another or different person or address for the purpose of notification hereunder. All notices hereunder shall be deemed to have been given and received on the next day following the sending of such telegram or telex and, if mailed, on the fifth business day following such mailing.

                   26. Other Restrictions. The restrictions, covenants and agreements contained herein, are in addition to, and Executive shall further be subject to and restricted by, any other restrictions, covenants and agreements set forth in any other agreement of the parties relating to the subject matter hereof, including without limitation any employment agreement or covenant not to compete. In the event the terms of such other agreement(s) is more or less restrictive than those contained herein, and a conflict exists between such agreements, it is the parties' intent and their agreement that the more restrictive terms shall apply to Executive.

                   27. Entire Agreement. Except as may otherwise be referred to, referenced or incorporated herein, this Non-Solicitation Agreement contains the entire and only agreements of the parties hereto respecting the matters herein set forth, supersedes or incorporates all prior agreements and understandings between the parties hereto regarding the matters herein contemplated, and this Non-Solicitation Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions herein contained be binding unless in writing signed by the party against whom the same is sought to be enforced, nor shall this paragraph itself be waived verbally. This Non-Solicitation Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

                   28. Counterparts. This Non-Solicitation Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all of such counterparts together shall constitute one and the same instrument.

                   29. Governing Law. This Non-Solicitation Agreement is made and intended to be performed in the State of California, and shall take effect under, be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of California applicable to agreements made and to be performed in that State.

                   30. Attorneys' Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Non-Solicitation Agreement, including but not limited to a controversy settled by arbitration, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs.

                   31. Headings. The headings in this Non-Solicitation Agreement have been inserted for convenience of reference only, and shall in no way affect the interpretation of the terms or provisions of this Non-Solicitation Agreement.

                   32. No Waiver. Employer's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive Employer of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Any waiver must be in writing.

                   IN WITNESS WHEREOF, this Non-Solicitation and Non-Competition Agreement has been duly executed on the date first above written.

EXECUTIVE:                             EMPLOYER:

                                       SHOWPOWER, INC.

   /s/ John J. Campion                 By:   /s/ Jeffrey B. Stone
---------------------------                  -------------------------
                                       Its:  Chairman of the Board
                                             -------------------------